Exhibit 99.4

Important Notice Regarding the Availability of Materials DOWDUPONT INC. You are receiving this communication because you hold shares of DowDuPont Inc. (“DowDuPont”). DowDuPont previously announced that it intends to separate its materials science business from the remaining businesses of DowDuPont. Dow Inc. (“Dow”) is the newly formed parent company for DowDuPont’s materials science business. To effect the separation, DowDuPont will distribute all of the then-issued and outstanding shares of Dow common stock on a pro rata basis to DowDuPont stockholders as of the close of business on March 21, 2019, the record date for the distribution. Following the distribution, which DowDuPont expects to occur after the close of trading on April 1, 2019, Dow will be an independent, publicly traded company. Important information regarding the separation and distribution is now available for your review (we refer to this information as the “Separation Materials”). The Separation Materials consist of the Information Statement prepared by Dow in connection with the separation and distribution, plus any supplements thereto. You may view the Separation Materials online at www.materialnotice.com and also may request a paper or e-mail copy (see reverse side). This notice provides instructions on how to access the Separation Materials for informational purposes only. It is not a form for voting and presents only an overview of the Separation Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review the Separation Materials and continue to view them online to access any new or updated information. DowDuPont stockholders are not required to vote on the separation, and DowDuPont is not soliciting any proxy or consent authority in connection with the separation and distribution. You do not have to take any action to receive the shares of Dow common stock in the distribution. See the reverse side for instructions on how to access materials. DOWDUPONT INC. ATTN: OFFICE OF THE CORPORATE SECRETARY 974 CENTRE ROAD WILMINGTON, DE 19805 - TBD E59190

How to Access the Materials Materials Available to VIEW or RECEIVE: INFORMATION STATEMENT How to View Online: Have the information that is printed in the box marked by the arrowï§XXXX XXXX XXXX XXXX (located on the following page) and visit: www.materialnotice.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.materialnotice.com 2) BY TELEPHONE: 1-800-579-16393) BY E-MAIL*: sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrowï§XXXX XXXX XXXX XXXX (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. E59191-TBD

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY E59192-TBD

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